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                              CHICO'S NEWSRELEASE
                   Chico's FAS, Inc. o 11215 Metro Parkway o
         Fort Myers, Florida 33912 o (239)277-6200 o Fax: (239)277-5237


For Immediate Release

Executive Contact:                                Investor/Media Contacts:
Charles J. Kleman                            James Palczynski-Investor Relations
Chief Financial Officer                      Megan McDonnell-Media Relations
Chico's FAS, Inc.                            Integrated Corporate Relations,Inc.
(239) 274-4105                                (203) 222-9013


                 Chico's FAS, Inc. Completes the Acquisition of
                             The White House, Inc.


     Fort Myers, FL - September 5, 2003 - Chico's FAS, Inc. (NYSE: CHS) announced today that it has completed its previously announced acquisition of The White House, Inc., a privately held specialty retailer offering distinctive private label women's apparel. The White House currently operates 107 stores in 30 states, the Virgin Islands, Puerto Rico, and the District of Columbia that sell high-quality fashion and basic merchandise assorted primarily in the classic and timeless colors of white and black and related shades.

     The purchase price for the acquisition was approximately $90 million comprised of $85.7 million in cash and 150,622 unregistered shares of the Company's common stock. The Company's common stock was issued to Richard Sarmiento, Chief Executive Officer of The White House, and Patricia Darrow-Smith, Executive Vice President, Merchandising, of The White House. All other Sellers received only cash consideration.

     Scott A. Edmonds, President and Chief Executive Officer of Chico's FAS, Inc., commented, "We are very pleased that we have completed this transaction so quickly and smoothly. We could not have asked for a better strategic fit. Beyond the highly compelling opportunity for growing the White House|Black Market chain, we believe that there are excellent opportunities for achieving operating synergies. As we turn our focus to integration, the strong cultural parallels between Chico's and The White House, including an over-riding commitment to customer service and a merchant-driven mentality, will help us proceed purposefully and with a consistent vision for the future."

     Sarmiento and Darrow-Smith will continue to head up the operations of The White House. Sarmiento has also been appointed as the Company's Senior Vice President - The White House.

About Chico's FAS, Inc.
-----------------------
     Chico's sells exclusively designed, private-label women's clothing and related accessories. The Company operates 418 women's specialty stores, under the name of Chico's and Pazo, in 42 states and the District of Columbia. The Company owns 375 Chico's front-line stores, 21 Chico's outlet stores and 10 Pazo stores; franchisees own and operate 12 Chico's stores.


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About The White House, Inc.
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     The White House, Inc. sells private-label women's clothing and related
accessories under the White House|Black Market label. The Company owns and operates 107 women's specialty stores, under the White House and Black Market names. The Company owns 103 White House|Black Market dual concept stores and 4 White House or Black Market single concept stores.

Some statements in this press release include forward-looking statements regarding future results or financial performance of Chico's FAS, Inc. and The White House, Inc., including, but not limited to, statements regarding the possible impact of the White House/Black Market acquisition and the addition of the White House/Black Market store concept to the Chico's family. Such statements are merely predictions and involve risks and uncertainties such that actual results and performance may differ materially. Factors that might cause such a difference include, but are not limited to, risks associated with integrating an acquired company into Chico's, increasing the number of White House/Black Market locations, continued acceptance of the product offerings by the White House/Black Market target customer, Chico's inability to compete successfully in the highly competitive specialty retail market, failure to retain key employees, increased competition and general economic conditions. These and other risks are set forth in Chico's periodic reports that are filed with the Securities and Exchange Commission, including Chico's annual report on Form 10-K for the fiscal year ended February 1, 2003 and are also set forth in the section entitled "Risk Factors" in Amendment No. 1 to the Registration Statement on Form S-1 filed by The White House with the Securities and Exchange
Commission on June 24, 2003.   Chico's FAS, Inc. undertakes no obligation to
update or revise forward looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

 A copy of a slide show addressing Chico's recent financial results and current plans for expansion is available on the Chico's website at www.chicos.com in the investor relations section.  The plans for expansion in the slide show do not fully take into account the expansion plans for the recently
                  acquired White House|Black Market chain.

Additional investor information on Chico's FAS, Inc or The White House, Inc. is available free of charge on the Chico's or The White House websites at
                    www.chicos.com and www.whiteandblack.com


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